Exhibit 10.2

SECOND AMENDMENT AND JOINDER TO
LOAN AND SECURITY AGREEMENT

This Second Amendment and Joinder to Loan and Security Agreement (“Amendment”) is dated as of May 17, 2013 by and among CARS ACQUISITION LLC, a Georgia limited liability company, CAR FINANCIAL SERVICES, INC., a Georgia corporation, CAR FUNDING II, INC., a Nevada corporation, and CONSUMER AUTO RECEIVABLES SERVICING, LLC, a Georgia limited liability company (collectively, the “Existing Borrowers” and each individually is referred to as an “Existing Borrower”), FORTIVA HOLDINGS, LLC, a Georgia limited liability company, FORTIVA FUNDING, LLC, a Georgia limited liability company, and FORTIVA CAPITAL, LLC, a Georgia limited liability company (collectively, the “Joining Borrowers” and each individually is referred to as a “Joining Borrower” and collectively with Existing Borrowers, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A.Existing Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of October 4, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.
B.Existing Borrowers and Atlanticus have requested and Agent and Lenders have agreed to (i) permit Joining Borrowers to join the Loan Agreement and the Credit Documents as joint and several co-Borrowers and (ii) amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.Joinder. Upon the effectiveness of this Amendment, each Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes a Borrower under the Loan Agreement and Credit Documents. All references to Borrower or Borrowers contained in the Loan Agreement and Credit Documents are hereby deemed for all purposes to also refer to and include each Joining Borrower as a Borrower and each Joining Borrower hereby agrees to comply with all of the terms and conditions of the Loan Agreement and Credit Documents, as if such Joining Borrower was an original signatory thereto. Without limiting the generality of the foregoing, each Joining Borrower is hereby liable, on a joint and several basis, along with all other Borrowers, for all Obligations, including, without limitation, all existing and future Advances and all other debts, liabilities and obligations incurred at any time by any one or more Borrowers under the Loan Agreement and Credit Documents.
2.Amendments.
(a)Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:
“Adjusted Tangible Net Worth” means, as of any date of determination, CAR Borrowers' Tangible Net Worth, minus (a) the aggregate amount of CAR Borrowers' Receivables that are 180 days or more delinquent on a contractual aging basis, and (b) the amount by which the then Minimum Loss Reserve Requirements exceeds CAR Borrowers' Loan Reserves.
“Borrower Agent” means (a) with respect to CAR Borrowers, CAR Financial Services, Inc. and (b) with respect to Fortiva Borrowers, Fortiva Holdings LLC.
“Borrowing Base” means, as of the date of determination, an amount equal to:
(a)     the lesser of (i) the Principal Advance Rate multiplied by the aggregate balance of Eligible Principal Receivables of CAR Borrowers and (ii) the Net Advance Rate multiplied by the aggregate balance of Eligible Net Receivables of CAR Borrowers, plus
(b)    the lesser of (i) Sixty Percent (60%) multiplied by the aggregate balance of Eligible Net Fortiva Receivables of Fortiva Borrowers, and (ii) the Fortiva Sublimit, minus
(c)     reserves established by Agent pursuant to Section 2.1(e).
“Capital Base” means the sum of CAR Borrowers' Adjusted Tangible Net Worth plus CAR Borrowers' Subordinated Debt.
“Collateral Performance Indicator” means as of the end of each calendar month with respect to CAR Borrowers, the sum of:
(a)        the rolling three month average 61+ day delinquency percentage (the percentage defined as (x) Receivables for which payment is more than 61 or more days contractually past due, divided by (y) total Receivables at such date), plus
(b)        (i) net charge-offs, net of dealer reserves for the 12 month period ending on such date divided by (ii) average Principal Receivables during the 12 month period ending on such date, plus
(c)        (i) the rolling three month average Insufficient Dealer Reserve Receivables (the percentage defined as (x) Insufficient Dealer Reserve Receivables, divided by (y) total Receivables at such date).
“Custodian” means (a) Richard C. Potter with respect to CAR Borrowers, (b) Brian Stone with respect to Fortiva Borrowers and (c) such other Person reasonably acceptable to Agent.
“EBITDA Ratio” means for CAR Borrowers, on a consolidated basis the ratio of (a) earnings before payments of interest, taxes, depreciation and amortization expenses, minus (i) any increase during such twelve (12) month period in the amount by which the then Minimum Loss Reserve Requirement exceeds CAR Borrowers' Loan Reserves and (ii) any increase over the past twelve (12) months in Receivables one hundred eighty (180) days or more contractually past due (to the extent deemed necessary by Agent in its sole discretion) to (b) the interest expense, as calculated on a rolling twelve (12) month basis and in accordance with GAAP.

“Senior Debt to Capital Base Ratio” means the ratio of Senior Debt of CAR Borrowers to Capital Base.
“Senior Management” means (a) with respect to CAR Borrowers, at least four (4) of the following persons: Richard Potter, Robert Chappell, Chris Tiller, Kas Naderi, Marguerite Blatz, Jay Putnam and Rick Loftsgard and (b) with respect to Fortiva Borrowers, at least four (4) of the following persons: Brian Stone, John DeMonica, Alan Reeves, Betty Lass, Rosalind Drakeford, William McCamey and Jeff Howard.
“Tangible Net Worth” means, at any date, the amount of the equity interest liability of CAR Borrowers on a consolidated basis (but excluding the effect of intercompany transactions subsequent to the date of this Agreement) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (a) the cost of treasury shares, (b) the aggregate amount of Intangible Assets including the excess for assets acquired over their respective book values on the books of the corporation from which acquired, and (c) investments in and loans to any Subsidiary or Affiliate or to any equity holder, director or employee of a CAR Borrower or an Affiliate of any CAR Borrower.
(b)New Definitions. The following new definitions are added to Section 1.1 of the Loan Agreement:
“CAR Borrowers” means, collectively, CARS Acquisition LLC, CAR Financial Services, Inc., CAR Funding II, Inc. and Consumer Auto Receivables Servicing, LLC.
“Eligible Net Fortiva Receivables” means Eligible Fortiva Receivables net of unearned interest, fees, insurance commissions, discounts, dealer reserves and holdbacks.
“Eligible Fortiva Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty (60) days past due on a contractual basis; (ii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (iv) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (v) Receivables which have been rescheduled as a result of delinquency status; (vi) Receivables with an original principal balance in excess of Eight Thousand Dollars ($8,000); (vii) Receivables which provide for interest only or no monthly payment; (viii) Receivables secured in whole or in part by real estate; (ix) Receivables not serviced by a Fortiva Borrower, an Affiliate of a Fortiva Borrower, Fortiva Servicer or other Person acceptable to Agent in its reasonable discretion; (x) Receivables purchased by Fortiva Borrowers as part of a bulk purchase in excess of One

Million Dollars ($1,000,000) without Agent's prior written approval; (xi) Receivables that are not in compliance with Fortiva Borrowers' underwriting guidelines; or (xii) Receivables which, in Agent's reasonable discretion, do not constitute acceptable collateral.
“Fortiva Borrowers” means, collectively, Fortiva Holdings LLC, Fortiva Funding LLC and Fortiva Capital LLC.
“Fortiva Entities” means a Subsidiary of Atlanticus created in connection with a Securitization Transaction so long as Borrowers have provided Agent at least ten (10) Business Days prior written notice.
“Fortiva Servicer” means Penncro Associates, Inc., Allsec Technologies and APAC Customer Service, Inc. and other entities performing similar services.
“Fortiva Sublimit” means (a) $15,000,000 through and including the Fortiva Sublimit Expiration Date and (b) $0 at all time thereafter.
“Fortiva Sublimit Expiration Date” means May 17, 2014. 12 months from amendment closing
“Permitted Transfer” means either (a) a sale by a Fortiva Borrower to a Fortiva Entity of Securitized Receivables pursuant to the Securitization Transaction, or (b) the incurrence of indebtedness of Fortiva Borrowers secured solely by specific Receivables of Fortiva Borrowers, in each case under clauses (a) and (b) above so long as (i) at such time no Event of Default or Default exists, (ii) Fortiva Borrowers have provided Agent at least ten (10) Business Days prior written notice of their intention to consummate such transfer, (iii) at least one (1) Business Day prior to such transfer Borrowers deliver to Agent an updated Availability Statement which reflects Loan Availability immediately following such transfer, (iv) at least two (2) Business Days prior to such transfer Borrowers have delivered to Agent a list of the selected Receivables for such transfer, (v) the proceeds of each such financing or sale are remitted directly to Agent, (vi) the advance rate provided to Fortiva Borrowers pursuant to such Securitization Transaction or indebtedness facility is greater that the advance rate provided pursuant to clause (b) of the definition of Borrowing Base, (vii) prior to or contemporaneously with the consummation of each Permitted Transfer, Borrowers have paid to Agent for the benefit of Lenders a non-refundable release fee in an amount equal to five (5) basis points of the Receivables of Fortiva Borrowers for which Borrowers have requested the release of the Liens in favor of Agent has been requested and (viii) prior to or contemporaneously with the consummation of each such transaction, if required by Agent in its commercially reasonable discretion Fortiva Borrowers have delivered to Agent a fully executed Control Agreement among Fortiva Borrowers and a depository institution reasonably acceptable to Agent (in form and substance acceptable to Agent) into which Fortiva Borrowers shall direct proceeds of all Receivables of Fortiva Borrowers; provided immediately upon the consummation of each Permitted Transfer

Agent shall release from escrow a lien release letter (in form and substance acceptable to Agent) previously delivered Fortiva Borrowers.
“Securitization Transaction” means the sale by a Fortiva Borrower to a Fortiva Entity in connection with any (i) financing transaction undertaken by the Fortiva Entities that is secured, directly or indirectly, by all or a portion of the Collateral of Fortiva Borrowers, (ii) sale, lease or other transfer by one of the Fortiva Entities of all or a portion of the Collateral of Fortiva Borrowers or (iii) other asset securitization, secured loan or similar transaction involving all or a portion of the Collateral of Fortiva Borrowers.
“Securitized Receivables” means the Receivables and related security which have been sold or otherwise transferred by a Fortiva Borrower pursuant to a Permitted Transfer.
(c)The Loan. The introductory provision of Section 2.1 of the Loan Agreement is amended and restated as follows:
Section 2.1    The Loan. Until the Termination Date, Borrowers may request Lenders to make Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender's Commitment Percentage of each requested Advance up to such Lender's Commitment which Borrowers may repay and reborrow from time to time. The aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount or the Borrowing Base in effect as of the date of determination. The aggregate unpaid principal amount at any one time outstanding of all Advances used by Fortiva Borrowers shall not exceed the amount determined pursuant to clause (b) of the Borrowing Base definition.
(d)Optional Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated as follows:
(a)    Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) except as otherwise contemplated herein, in the event Borrowers repay the Loan in full at any time prior to the Maturity Date, Borrowers shall pay a sum equal to Two Percent (2.0%) of the Maximum Principal Amount as a prepayment fee, (ii) in the event Fortiva Borrowers repay the Obligations owing by Fortiva Borrowers in full at any time prior to the Fortiva Sublimit Expiration Date and terminate the Commitments of Lenders with respect to Fortiva Borrowers, Borrowers shall pay a sum equal to Two Percent (2.0%) of the Fortiva Sublimit as a prepayment fee, (iii) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iv) partial prepayments prior to the Termination Date shall not reduce Lenders' Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fees are estimates of Lenders' damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any.
(e)Additional Administrative Fee. A new clause (c) is added to Section 2.9 of the Loan Agreement as follows:
(c)    Additional Administrative Fee. A non-refundable administrative fee of $3,000 shall be due and payable monthly in arrears on the 1st day of each month commencing on May 1, 2013 and continuing until the earlier of (i) Fortiva Sublimit Expiration Date or (ii) the date the Commitment is terminated and the Obligations owing under this Agreement are indefeasibly paid in full, in which event a monthly installment of the administrative fee shall be paid pro-rata on the date of such termination.
(f)Reporting Requirements. Section 6.2 of the Loan Agreement is amended and restated as follows:
Section 6.2    Reporting Requirements. Borrowers will deliver to Agent (which Agent will thereafter deliver to Lenders):
(a)    within twenty (20) days after the end of each month, (i) company prepared consolidated financial statements of CAR Borrowers' business for such previous month and (ii) commencing with the calendar month ending September 30, 2013, company prepared consolidated financial statements of Fortiva Borrowers' business for such previous month, each consisting of a balance sheet, income statement, and schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments, together with a covenant compliance certificate;
(b)    within one hundred twenty (120) days after the close of each fiscal year, (i) consolidated financial statements of CAR Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of CAR Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by CAR Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant and an Annual Compliance Certificate; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for CAR Borrowers prepared by such certified public accounting firm and (ii) commencing with the fiscal year ending December 31, 2013, consolidated financial statements of Fortiva Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Fortiva Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Fortiva Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant and an Annual Compliance Certificate; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Fortiva Borrowers prepared by such certified public accounting firm;
(c)    within one hundred twenty (120) days after the close of each fiscal year, consolidated financial statements of Atlanticus for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Atlanticus and its consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Atlanticus and reasonably acceptable to Agent (it being acknowledged by Agent that BDO is acceptable as of the date of this Agreement); and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Atlanticus prepared by such certified public accounting firm; provided as long as Atlanticus remains a public entity, timely filing with the SEC's Edgar System shall constitute delivery in accordance with this Section 6.2(c) of this Agreement so long as so filed within such one hundred twenty (120) period;
(d)    within twenty (20) days after the end of each month, for the month then ending, reports for each of CAR Borrowers and Fortiva Borrowers in form and substance satisfactory to Agent, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, detailed dealer analysis and reserve report, detailed delinquency report books and records consisting of data tape information, repossession report, and also such other documentation and information reasonably requested by Agent promptly after request therefor by Agent;
(e)    within twenty (20) days after the end of fiscal quarter, for the fiscal quarter then ending, static pool reports for each of CAR Borrowers and Fortiva Borrowers in form and substance satisfactory to Agent;
(f)    promptly upon the request by Agent from time to time, reports prepared by Borrowers which detail income taxes with respect to the business of Borrowers which have paid as part of the consolidated income tax returns of Atlanticus filed with the Internal Revenue Service; and
(g)    promptly upon the request by Agent from time to time, such other financial information and reports concerning Fortiva

Borrowers and the operations, businesses, affairs, prospects and financial condition of Fortiva Borrowers and their Subsidiaries.
(g)Inspections. Section 6.3(b) of the Loan Agreement is amended and restated as follows:
(b)    Inspection. Prior to an Event of Default, Agent shall have the right to, during regular business hours, with reasonable notice, at Borrowers' sole cost and expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect, audit and conduct appraisals of Receivables, provided (i) Borrowers shall not be responsible for the costs and expenses of more than three (3) inspections with respect to CAR Borrowers per calendar year and such cost and expense not to exceed in the aggregate Fifty Thousand Dollars ($50,000) per calendar year and (ii) Borrowers shall not be responsible for the costs and expenses of more than three (3) inspections with respect to Fortiva Borrowers per calendar year and such cost and expense not to exceed in the aggregate Twenty Thousand Dollars ($20,000) per calendar year. After an Event of Default, Agent shall have the right at any time and from time to time during regular business hours, at Borrowers' sole cost and expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect, audit and conduct appraisals of any Collateral.
(h)Financial Covenants. Section 6.4 of the Loan Agreement is amended and restated as follows:
Section 6.4    Financial Covenants. At all times CAR Borrowers shall, on a consolidated basis, maintain the following financial covenants:
(a)    EBITDA Ratio. As of the end of each calendar month, an EBITDA Ratio of not less than 2.00 to 1.0.
(b)    Senior Debt to Capital Base Ratio. As of the end of each calendar month, a Senior Debt to Capital Base Ratio of not more than 3.00 to 1.0.
(c)    Collateral Performance Indicator. As of the end of each calendar month, a Collateral Performance Indicator of less than or equal to Nineteen Percent (19%).
The determination of the financial covenants contained herein shall exclude any asset, liability, expense or income associated with Statement of Financial Accounting Standard No. 13.
(i)Payments to and Transactions with Affiliates. Section 7.1 of the Loan Agreement is amended and restated as follows:
Section 7.1    Payments to and Transactions with Affiliates. (a) Make any loan, advance, extension of credit or payment to any Affiliate except for loans, advances, extensions of credit made by Borrowers in the ordinary course of business to Persons described in clause (iv) of the definition of Affiliate or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any equity holder, officer, or employee of any Borrower except for (v) transactions between Borrowers in the ordinary course of business and pursuant to the reasonable requirements of the business of such Borrowers and upon terms found by the board of directors of such Borrowers to be fair and reasonable and no less favorable to such Borrowers than such Borrowers would obtain in a comparable arms' length transaction, (w) payments by CAR Borrowers to Atlanticus for documented allocated overhead costs in the ordinary course of business and in accordance with historic practice in amount not to exceed Twenty Five Thousand Dollars ($25,000) per calendar month, (x) payments by Fortiva Borrowers to Atlanticus for documented allocated overhead costs in the ordinary course of business and in accordance with historic practice in amount not to exceed Twenty Five Thousand Dollars ($25,000 per calendar month, (y) Permitted Tax Distributions permitted pursuant to Section 7.2 of this Agreement and (z) other transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than such Borrower would obtain in a comparable arms' length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers' business consistent and commensurate with industry custom and practice for the services provided by such Person.
(j)Negative Pledge. Section 7.6 of the Loan Agreement is amended and restated as follows:
Section 7.6    Negative Pledge. Assign, discount, pledge or grant a Lien in or encumber any Receivables or the Collateral other than the sale in the ordinary course of Borrowers' business of (a) Receivables not constituting Eligible Receivables or Eligible Fortiva Receivables which have been charged-off, (b) Receivables not constituting Eligible Receivables or Eligible Fortiva Receivables for collection purposes, (c) Receivables purchased by a Borrower on a recourse basis which are sold to the original seller of such Receivable as a result of a repurchase event with respect thereto, (d) Receivables which are sold to the original seller of such Receivable as a result of a breach of a representation or warranty by such seller with respect thereto, (e) Equipment that is substantially worn, damaged, obsolete or surplus, (f) Receivables of Fortiva Borrowers to community banks for which the associated account debtors have a “prime” credit rating and pursuant to which a Fortiva Borrower retains the associated servicing rights and (g) Permitted Transfers, so long as in each case described in clause (a), (b), (c), (d), (e), (f) or (g) no Default or Event of Default exists immediately prior to and after the consummation of such sale.
(k)Notices. The following notice address for Borrowers is added to Section 10.4 of the Loan Agreement:
Fortiva Holdings LLC
Five Concourse Parkway, Suite 400
Atlanta, Georgia 30328

Attn:         General Counsel
Facsimile:     (770) 870-5110

(l)Termination and Release. Section 10.5 of the Loan Agreement is amended and restated as follows:
Section 10.5    Termination and Release.
(a)    General Termination and Release. This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasibly paid in full and the Commitments have expired or otherwise have been terminated. Upon such termination and payment of amounts owing under this Agreement, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease. Thereafter, Agent agrees to deliver to Borrowers such documents as Borrowers are required to release of record any security interest or lien of Agent in the Collateral.
(b)    Fortiva Borrowers. This Agreement shall terminate with respect to Fortiva Borrowers once all amounts due from Fortiva Borrowers with respect to the Fortiva Sublimit and other amounts owing by Fortiva Borrowers (as determined by Agent in its reasonable discretion) under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due from Fortiva Borrowers (as determined by Agent in its sole discretion), shall have been indefeasibly paid in full and the Commitments with respect to Fortiva Borrowers have expired or otherwise have been terminated. Upon such termination and payment of amounts owing by Fortiva Borrowers under this Agreement, the Collateral of Fortiva Borrowers securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease. Thereafter, Agent agrees to deliver to Fortiva Borrowers such documents as Fortiva Borrowers are required to release of record any security interest or lien of Agent in the Collateral of Fortiva Borrowers.
(m)Atlanticus. Borrowers have informed Agent and Lenders that on or about November 30, 2012, CompuCredit Holdings Corporation amended its Certificate of Incorporation to change its name to Atlanticus Holdings Corporation. Accordingly all references to CompuCredit contained in the Loan Agreement and the other Credit Documents are hereby amended to “Atlanticus”.
3.Amendment Fee. Upon the effectiveness of this Amendment, Lenders shall have fully earned and Borrowers shall be absolutely and unconditionally obligated to pay to Agent, for the benefit of Lenders, a non-refundable Twenty Thousand Dollars ($20,000) amendment fee (the “Amendment Fee”), which Amendment Fee shall be due and payable in immediately available funds on the date hereof.
4.Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent's counsel):
(a)Execution and delivery to Agent by Borrowers and Atlanticus of this Amendment.

(b)Execution and delivery to Agent by Borrowers of an Amended and Restated Promissory Note (the “Note”).
(c)Execution and delivery to Agent by Fortiva Borrowers and Brian Stone of a Custodian Agreement.
(d)Execution and delivery to Agent by Fortiva Borrowers and US Bank National Association of a Control Agreement.
(e)Receipt by Agent of a copy of each Joining Borrower's (i) certificate of organization, certified as of a recent date by an appropriate officer of such Joining Borrower, (ii) operating agreement certified as of a recent date by an appropriate officer of such Joining Borrower and (iii) a certificate of good standing in such Joining Borrower's state of organization and in each jurisdiction in which such Joining Borrower is qualified to do business, each dated within thirty (30) days from the date of this Amendment.
(f)Receipt by Agent of a certified copy of resolutions of each Joining Borrower's board of managers or board of managers, as applicable, authorizing the execution, delivery and performance of this Amendment, the Note and any other applicable Credit Documents, the pledge of the Collateral to Agent as security for the Obligations and designating the appropriate officers to execute and deliver the Credit Documents, and such certification shall state that the resolutions have not been amended, modified, revoked or rescinded as of the date of such certification.
(g)Receipt by Agent of an incumbency certificate for each Joining Borrower identifying all authorized officers with specimen signatures, certified by an appropriate officer of such Joining Borrower.
(h)Receipt by Agent of Uniform Commercial Code, tax and judgment searches against each Joining Borrower in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against such Joining Borrower or any Collateral except for Permitted Liens and those other Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Subordination Agreement to Agent with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to Agent in its sole discretion.
(i)Execution and delivery to Agent by Borrowers' counsel of a written opinion addressed to Agent and Lenders in form and substance satisfactory to Agent in its sole discretion.
(j)Payment by Borrowers to the Agent of the Amendment Fee.
(k)Such other documents, information and reports listed on the Second Amendment Closing Agenda.
5.Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:
(a)All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.
(b)The execution and delivery by such Borrower of this Amendment, the Note and each assignment, instrument, document, or agreement executed and delivered in connection herewith by such Borrower and the performance by such Borrower of the transactions herein and therein contemplated (i) are and will be within such Borrower's powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of such Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of such Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which such Borrower is a party or by which such Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of such Borrower.
(c)This Amendment, the Note and any assignment, instrument, document, or agreement executed and delivered by such Borrower in connection herewith will be valid, binding and enforceable against such Borrower in accordance with its respective terms.
(d)No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.
6.Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no known claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrowers has any known claims, offsets, defenses or counterclaims arising from any of Agent's or any existing or prior Lender's acts or omissions with respect to the Credit Documents or Agent's or any existing or prior Lender's performance under the Credit Documents; and (c) Borrowers jointly and severally promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.
7.Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Existing Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located and each Joining Borrower hereby assigns and grants to Agent a continuing first security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent's existing security interest in and Liens upon the Collateral.
8.Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirms that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $20,000,000, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys' fees, incurred through the date hereof.
9.Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.
10.Acknowledgment of Atlanticus. By execution of this Amendment, Atlanticus hereby acknowledges the terms and conditions of this Amendment and Atlanticus hereby ratifies and confirms that the Atlanticus Agreement continues unchanged and in full force and effect; provided, however, Atlanticus agrees and acknowledges that the term “Borrower” in the Atlanticus Agreement includes CAR Borrowers and Fortiva Borrowers.
11.Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.
12.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.
[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

EXISTING BORROWERS:

CARS ACQUISITION LLC By:/s/ Marguerite J. Blatz Name:Marguerite J. Blatz Title:Manager
CAR FINANCIAL SERVICES, INC. By:/s/ Marguerite J. Blatz Name:Marguerite J. Blatz Title:Manager
CAR FUNDING II, INC. By:/s/ Jeffrey H. Howard Name:Jeffrey H. Howard Title:President
CONSUMER AUTO RECEIVABLES SERVICING, LLC By:/s/ Mitch Saunders Name:Mitch Saunders Title:Manager

[SIGNATURE PAGE TO SECOND AMENDMENT AND JOINDER TO
LOAN AND SECURITY AGREEMENT]

JOINING BORROWERS:

FORTIVA HOLDINGS, LLC By:/s/ Jeffrey H. Howard Name:Jeffrey H. Howard Title:President
FORTIVA FUNDING, LLC By:/s/ Mitch Saunders Name:Mitch Saunders Title:Manager
FORTIVA CAPITAL, LLC By:/s/ Mitch Saunders Name:Mitch Saunders Title:Manager

Acknowledged:

ATLANTICUS HOLDINGS CORPORATION

By:    /s/ William McCamey
Name:    William McCamey
Title:    Treasurer

[SIGNATURE PAGE TO SECOND AMENDMENT AND JOINDER TO
LOAN AND SECURITY AGREEMENT]

AGENT AND LENDER:	WELLS FARGO BANK, N.A. By:/s/ Casey P. Johnson Name:Casey P. Johnson Title:Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT AND JOINDER TO
LOAN AND SECURITY AGREEMENT]